As filed with the Securities and Exchange Commission on September 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bilibili Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building 3, Guozheng Center, No. 485 Zhengli Road

Yangpu District, Shanghai, 200433

People’s Republic of China

+86 21-25099255

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2018 Share Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Xin Fan Chief Financial Officer Bilibili Inc. Building 3, Guozheng Center No. 485 Zhengli Road Yangpu District, Shanghai, 200433 People’s Republic of China +86 21-25099255	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II 46th Floor 1539 Nanjing West Road Shanghai, People’s Republic of China +86 21-61938200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class Z ordinary shares, par value US$0.0001 per share	8,100,000 (3)	US$2.51(3)	US$20,331,000.00	US$2,218.11

(1)

These shares may be represented by the Registrant’s ADSs, each of which represents one Class Z ordinary share. The Registrant’s ADSs issuable upon deposit of the Class Z ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-223711).

(2)

Represents Class Z ordinary shares issuable upon exercise of options and pursuant to other awards to be granted under the Amended and Restated 2018 Share Incentive Plan (the “2018 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2018 Plan. Any Class Z ordinary shares covered by an award granted under the 2018 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class Z ordinary shares that may be issued under the 2018 Plan.

(3)

The amount to be registered represents Class Z ordinary shares issuable upon exercise of outstanding options granted under the 2018 Plan and the corresponding proposed maximum offering price per share represents the weighted average exercise price of such outstanding options.

EXPLANATORY NOTE

This Registration Statement is filed by Bilibili Inc. (the “Registrant”) to register additional securities issuable pursuant to the 2018 Plan and consists of only those items required by General Instruction E to Form S-8. Pursuant to certain provisions of the 2018 Plan (referred to as the “evergreen provisions”), the number of Class Z ordinary shares that are available for award grant purposes under the 2018 Plan will be automatically increased in accordance with a formula set forth in the 2018 Plan. The additional securities registered hereby consist of 8,100,000 Class Z ordinary shares.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F (File No. 001- 38429) for the year ended December 31, 2020, filed with the Commission on March 5, 2021; and

(b)

The description of the Registrant’s Class Z ordinary shares and ADSs incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38429) filed with the Commission on March 16, 2018, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, furnished to the SEC on September 1, 2021 (File No. 001-38429))

4.2	Registrant’s Specimen Certificate for Class Z Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-223405))

4.3	Deposit Agreement, dated March 27, 2018, among the Registrant, Deutsche Bank Trust Company Americas as depositary, and holders and beneficial owners of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-226216) filed with the Commission on July 18, 2018)

4.4	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.5	Registrant’s Form of Class Z Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 6-K, furnished to the SEC on March 23, 2021 (File No. 001-38429))

5.1*	Opinion of Walkers, Cayman Islands counsel to the Registrant, regarding the legality of the Class Z ordinary shares being registered

10.1	Amended and Restated 2018 Share Incentive Plan (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form 20-F, as amended (File No. 001-38429))

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2*	Consent of Walkers (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on September 21, 2021.

BILIBILI INC.

By:	/s/ Rui Chen
Name:	Rui Chen
Title:	Chairman of the Board of Directors and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Rui Chen and Xin Fan, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rui Chen	Chairman of the Board of Directors and Chief Executive Officer	September 21, 2021
Rui Chen	(principal executive officer)

/s/ Xin Fan	Chief Financial Officer (principal financial and accounting officer)	September 21, 2021
Xin Fan

/s/ Yi Xu	Director and President	September 21, 2021
Yi Xu

/s/ Ni Li Ni Li	Vice Chairman of the Board of Directors and Chief Operating Officer	September 21, 2021

/s/ JP Gan JP Gan	Director	September 21, 2021

/s/ Eric He	Director	September 21, 2021
Eric He

/s/ Feng Li	Director	September 21, 2021
Feng Li

/s/ Guoqi Ding	Director	September 21, 2021
Guoqi Ding

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bilibili Inc., has signed this Registration Statement in Newark, Delaware, United States of America on September 21, 2021.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi, on behalf of Puglisi & Associates
Title:	Managing Director